Exhibit 99.1
STONE ENERGY CORPORATION
Announces Public Offering of 6,000,000 Shares of Common Stock
LAFAYETTE, LA. June 9, 2009
     Stone Energy Corporation (NYSE: SGY) today announced that it has commenced a registered underwritten public offering of 6,000,000 shares of its common stock. The underwriters will have a 30-day option to purchase up to 900,000 additional shares of its common stock. Stone intends to use the net proceeds from the offering for general corporate purposes, which may include the reduction of outstanding borrowings under its bank credit facility.
     Barclays Capital Inc. and Merrill Lynch & Co. are acting as the joint book-running managers of the offering. The offering will be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from: Barclays Capital Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717 or call us at (888) 603-5847 or e-mail at Barclaysprospectus@broadridge.com, or from Merrill Lynch & Co., Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080, or by calling 212-449-1000.
     This press release shall not constitute an offer to sell or a solicitation of an offer to buy the shares of common stock or any other securities, nor shall there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The common stock will be offered pursuant to an effective registration statement filed with the Securities and Exchange Commission.
Forward Looking Statement
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.